Exhibit 99.1

FOR IMMEDIATE RELEASE Contacts:
RF Industries Mark Turfler SVP/CFO (858) 549-6340 rfi@rfindustries.com	MKR Investor Relations Inc. Todd Kehrli Analyst/Investor Contact (323) 468-2300 rfil@mkr-group.com

RF Industries Reports Sales Growth of 34% and Net Income Growth of 41% in First Quarter of Fiscal 2019

SAN DIEGO, CA, March 12, 2019 – RF Industries, Ltd, (NASDAQ: RFIL), a national manufacturer and marketer of interconnect products and systems, today announced its financial results for the first quarter of fiscal 2019 ended January 31, 2019.

First Quarter Fiscal 2019 Financial Highlights:

•	Net sales increased 34% year over year to $10.6 million
•	Gross margin was 30%, the sixth straight quarter with gross margin of at least 30%
•	Net income increased 41% year over year to $640,000, or $0.07 per diluted share
•	Backlog of $10.6 million at January 31, 2019 on first quarter bookings of $10.9 million
•	Declared $0.02 per share dividend, the Company’s 35th consecutive quarterly dividend

Robert Dawson, President and CEO of RF Industries, commented:

"We are pleased to report another strong quarter that includes solid year-over-year growth in both sales and net income. We drove higher sales in both reporting segments over the prior year with the Custom Cabling segment growing 38% and the RF Connector segment growing 24% in what is seasonally our most difficult quarter. These increases are directly related to the channel strategies that we implemented over the past year as part of the strategic transformation of our business. We continue to focus on building on our strong customer relationships and leveraging our channel partnerships to expand our market presence. We are beginning to see increased business from our distribution channels and we continue to prove that even with some general market uncertainty we are able to be profitable at varying levels of revenue. The recent announcement of the pending C Enterprises acquisition reflects our commitment to grow both organically and through strategic acquisitions of companies that give us access to new capabilities, product sets, customers, and market segments.”

First Quarter Fiscal 2019 Results

Net sales in the first quarter of fiscal 2019 were $10.6 million, an increase of 34%, or $2.7 million, compared to $8.0 million in the first quarter of fiscal 2018. The increase in sales was primarily driven by increased sales at the Company’s Custom Cabling Manufacturing segment. The increase in net sales at this segment is primarily attributable to project work in the OEM and wireless carrier markets in addition to an increase in traditional run rate business.

Gross profit for the first quarter was $3.1 million, an increase of $682,000 compared to $2.5 million in the first quarter last year. Gross margins were 30%, the sixth straight quarter with gross margins of at least 30%.

Selling and general expenses were $2.0 million compared to $1.8 million in the first quarter last year, reflecting higher compensation paid as a result of the sales gains at the Custom Cabling segment. Despite this increase in expenses, selling and general expenses as a percentage of sales declined to 19% of sales, compared to 22% of sales in the first quarter last year.

Net income for the first quarter increased 41% to $640,000, or $0.07 per diluted share, compared to net income of $454,000, or $0.05 per diluted share, in the first quarter last year.

Balance Sheet Data; Dividends

At January 31, 2019, the Company reported working capital of $24.8 million, including cash and cash equivalents of $14.0 million, a current ratio of 7.5-to-1 and no outstanding debt.

At its March 8, 2019 meeting, the Company’s Board of Directors declared a quarterly cash dividend of $0.02 per common share, payable on April 15, 2019 to stockholders of record on March 31, 2019.

Cash dividends are made at the discretion of the Board of Directors, subject to applicable laws, and depend on a number of factors, including the Company's financial condition, results of operations, capital requirements, plans for future acquisitions, contractual restrictions, general business conditions and other factors considered relevant by our Board of Directors.

Conference Call and Webcast

RF Industries will host a conference call and live webcast today at 1:30 p.m. Pacific Daylight Time (4:30 p.m. EDT) to discuss its first quarter 2019 financial results. To access the conference call, dial 800-458-4121 (US and Canada) or 323-794-2093 (International). The conference ID is 3287666. In addition, a live and archived webcast of the conference call will be accessible on the investor relations section of the Company’s website at www.rfindustries.com. A phone replay of the conference call will also be available beginning approximately two hours after conclusion of the call and will remain available for two weeks. To access the phone replay, dial 844-512-2921 (US and Canada) or 412-317-6671 (International). The replay conference ID is 3287666.

About RF Industries

RF Industries designs and manufactures a broad range of interconnect products across diversified, growing markets including wireless/wireline telecom, data communications and industrial. The Company's products include RF connectors, coaxial cables, wire harnesses, fiber optic cables and custom cabling. The Company is headquartered in San Diego, California with operations in New York and Connecticut. Please visit the RF Industries website at www.rfindustries.com.

Forward-Looking Statements

This press release contains forward-looking statements with respect to future events, including higher sales, increased future demand for the Company's products, improved margins and improved profitability, which are subject to a number of factors that could cause actual results to differ materially.  Factors that could cause or contribute to such differences include, but are not limited to: changes in the telecommunications industry; the Company's reliance on certain distributors for a significant portion of anticipated revenues; the impact of existing and additional future tariffs imposed by U.S and foreign nations; the Company's ability to execute on its new go-to-market strategies and channel models; its ability to expand its OEM relationships; its ability to continue to deliver newly designed and custom fiber optic and cabling products to principal customers; its ability to maintain strong margins and diversify its customer base, and its ability to address the changing needs of the market.  Further discussion of these and other potential risk factors may be found in the Company's public filings with the Securities and Exchange Commission (www.sec.gov) including its Form 10-K.  All forward-looking statements are based upon information available to the Company on the date they are published and the Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or new information after the date of this release.

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(tables attached)

RF INDUSTRIES, LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED) (In thousands, except share and per share amounts)

	Three Months Ended
	January 31,
	2019	2018
Net sales	$10,647	$7,966
Cost of sales	7,502	5,503
Gross profit	3,145	2,463

Operating expenses:
Engineering	320	321
Selling and general	2,039	1,784
Total Operating Expenses	2,359	2,105

Operating income	786	358
Other income	22	2
Income from continuing operations
before provision for income taxes	808	360
Provision for income taxes	168	56
Income from continuing operations	640	304
Income from discontinued operations, net of tax	--	150
Net income	$640	$454

Earnings per share - Basic:
Continuing operations	$0.07	$0.03
Discontinued operations	0.00	0.02
Net income per share	$0.07	$0.05

Earnings per share - Diluted:
Continuing operations	$0.07	$0.03
Discontinued operations	0.00	0.02
Net income per share	$0.07	$0.05

Weighted average shares outstanding:
Basic	9,309,454	8,880,384
Diluted	9,838,154	9,099,301

RF INDUSTRIES, LTD. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	January 31,	October 31,
	2019	2018
		(Audited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$14,016	$16,334
Trade accounts receivable, net	5,633	4,255
Inventories	8,169	7,113
Other current assets	781	828
TOTAL CURRENT ASSETS	28,599	28,530

Property and equipment, net	564	559
Goodwill	1,340	1,340
Amortizable intangible assets, net	1,298	1,367
Non-amortizable intangible assets	657	657
Other assets	49	49
TOTAL ASSETS	$32,507	$32,502

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable	$1,744	$1,342
Accrued expenses	2,059	3,377
TOTAL CURRENT LIABILITIES	3,803	4,719
Deferred tax liabilities	11	--
TOTAL LIABILITIES	3,814	4,719

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Common stock, authorized 20,000,000 shares of $0.01 par value;
9,356,935 and 9,291,201 shares issued and outstanding at
January 31, 2019 and October 31, 2018, respectively	94	93
Additional paid-in capital	21,429	20,974
Retained earnings	7,170	6,716
TOTAL STOCKHOLDERS' EQUITY	28,693	27,783
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$32,507	$32,502